QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

LTC Healthcare, Inc. Announces Adoption of a Stockholder Rights Plan,
Amendments to Bylaws and Date of Annual Meeting

    IRVING, TEXAS,  November 9, 2001—LTC Healthcare, Inc. (OTC:LTHT) announced today that its Board of Directors has adopted a stockholder rights plan, amended its bylaws to adopt a classified board and set February 6, 2002 as the date for the Company's next annual meeting. The Board's actions were not taken in response to any offers to acquire the Company.

    Under the rights plan, the Company will distribute preferred stock purchase rights as a dividend at the rate of one right for each share of common stock held as of the close of business on November 19, 2001. Stockholders will not actually receive certificates for the rights at this time, and the rights will initially be evidenced by each share of common stock. The number of rights outstanding is subject to adjustment under certain circumstances and all rights expire on November 19, 2011.

    Each right will entitle the holder to buy 1/100th of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of four dollars for each 1/100th of a share. Each preferred share is designed to be substantially equivalent in voting and dividend rights to 100 shares of common stock. The rights will be exercisable and will trade separately from the common stock only in the event that a person or group of persons not approved by the Board of Directors (1) becomes an "Acquiring Person" as defined in the rights plan, or (2) commences a tender or exchange offer; the consummation of which would result in such person or group becoming an Acquiring Person. In general, an "Aquiring Person" is defined as the beneficial owner of 15% or more of the outstanding common stock of the Company. In the case of persons and groups who are the beneficial owners of 15% or more of the outstanding common stock on November 9, 2001, such persons or groups will not become an Acquiring Person until they acquire beneficial ownership of more than 10,000 additional shares of common stock. Stockholders will receive certificates for the rights only when the rights become exercisable.

    If any person or group of persons not approved by the Board of Directors does become an Acquiring Person or commences an offer that would result in such person or group becoming an Acquiring Person, the other stockholders will be able to exercise the rights and buy common stock of the Company having twice the value of the exercise price of the rights. Additionally, if the Company is involved in certain mergers where its shares are exchanged or certain major sales of its assets occur, stockholders who have not previously exercised rights will be able to purchase for the exercise price shares of common stock of the acquiring person in such merger or acquisition having twice the value of the exercise price of the rights.

    The Company will be entitled to redeem the rights at a price of $.001 per right at any time prior to the time at which a person or group becomes an Acquiring Person.

    The Company also announced that its annual meeting of stockholders will be held on February 6, 2002. Stockholders of record at the close of business on December 10, 2001, will be entitled to vote at the annual meeting. Additionally, the Company announced that the Board of Directors had voted to amend the Company's bylaws to provide for a classified board of directors and voted to increase the number of directors to eight. The directors will be divided into four classes, with one class of directors representing at least one-fourth of all of the directors being elected annually. At the February 6, 2002 annual meeting, three incumbent directors will stand for reelection, and each year thereafter one-fourth of the directors will stand for reelection for four year periods.

    The principal business of the Company is providing long-term healthcare services through the operation of nursing facilities. At September 30, 2001, the Company operated 25 nursing facilities with 2,674 licensed beds and one rehabilitation hospital with 84 beds, located in seven states.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and

Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations will prove to have been correct, the actual results achieved by the Company may differ materially from and forward looking statements due to risks and uncertainties of such statements.

QuickLinks

LTC Healthcare, Inc. Announces Adoption of a Stockholder Rights Plan, Amendments to Bylaws and Date of Annual Meeting